Mail Stop 3561

      							January 31, 2006


Ricardo A. Verdaguer
Chief Executive Officer
IMPSAT Fiber Networks, Inc.
Elvira Rawson de Dellepiane 150
Piso 8, C1107BCA
Buenos Aires, Argentina

	Re:	IMPSAT Fiber Networks, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 31, 2005
		File No. 0-29085


Dear Mr. Verdaguer:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director